JOY GLOBAL INC.

Michael W. Sutherlin
President & CEO

October 30, 2009

Mr. Randal W. Baker
7 Reed Court
Hawthorn Woods, Illinois   60047

Dear Randy:

This letter confirms my offer of employment as President & COO for P&H Mining Equipment, reporting directly to me.  Your starting salary will be $576,000 per year ($24,000.00 bi-monthly).  You will also participate in the Joy Global Annual Bonus Plan in which your targeted bonus will be 70% of base salary earnings.  Actual payout can range from 0% to 140% depending on individual and company performance.  Participation in the FY2010 bonus plan will be calculated as if P&H Mining employed you on November 1, 2009.

To offset forfeited incentive compensation, a one-time lump sum payment of $250,000 (less applicable taxes) will be made within 30 days of your start date.  In addition, if you are terminated within the first year of employment, other than for willful misconduct, you will receive 12 months of severance pay.

Subject to the approval of the Human Resources Committee of the Board of Directors at the December 7, 2009 meeting, you will receive an equity grant of 25,000 stock options, 5,000 performance shares, and 5,000 restricted shares.  The options will be priced on December 7, 2009, or your actual start date, whichever is later.  Options vest in thirds over three years.  Performance shares vest based on achievement of selected business metrics for the cumulative period of fiscal years 2010 through 2012.  Restricted shares vest in thirds on the third, fourth, and fifth anniversaries of the grant.  Individual equity agreements containing more specific information will be provided following the Committee’s approval of these grants.  Annual equity grants are typically made shortly after the start of a new fiscal year.

Effective your first day of employment you will be eligible to participate in a full range of company sponsored benefit programs including health and dental insurance, a defined contribution retirement plan, 401(k), life insurance and long-term disability coverage.  There is a modest monthly employee premium for medical insurance and other voluntary coverages.  Finally you will be immediately eligible for an annual vacation entitlement of four weeks.

As a senior executive, you are entitled to certain perquisites available to similarly situated executives.  These include participation in an executive car program, the cost of membership in an appropriate country club or social club, reimbursement for an annual physical, tax preparation/financial planning expenses, and reasonable costs associated with the maintenance and use of a home office.

The company will provide you with a comprehensive relocation program including a third-party purchase provision.  Peggy Kilian-Scharpf, VP Compensation & Benefits, will work with you to accommodate your specific relocation issues.

Please note that this job offer is contingent upon successfully completing a post-offer drug screen prior to your first day of employment, in addition to providing P&H Mining with information required by the Immigration Reform and Control Act of 1986.  You should also be aware that your employment is “at will”, meaning either you or the company may terminate the employment relationship at any time for any reason.

Randy, all of us on the executive leadership team are enthusiastic about your joining the company and we are confident that you will be a key contributor to the future prosperity and success of both P&H Mining and Joy Global as a whole.  More importantly, as a key executive, we are counting on you to help chart the strategic direction for the company going forward.

Please call me if you have any questions or need further explanation concerning any of the items outlined in this letter.  As your acceptance of this offer, please sign and date a copy of this letter and return it to my attention.

Sincerely,

I accept this offer of employment and will begin on                      11/19/2009
                        Date
/s/ Randal W. Baker                                                                            11/19/2009
Randal W. Baker                                                                          Date